Exhibit 99.1

MOCON Announces Finalization of Sale of Business Formerly Known as Microanalytics to Volatile Analysis Corporation

MINNEAPOLIS, MN, May 20, 2016 – MOCON, Inc. (NASDAQ: MOCO) announced today that on May 18, 2016 the sale was finalized of substantially all the assets of the business which was formerly known as ‘Microanalytics’ and which is currently conducted in Round Rock, Texas to Volatile Analysis Corporation of Huntsville, Alabama (“VAC”).

In January 2016, MOCON and VAC had announced that they had entered into an agreement for this purchase. VAC is a global leader in off-odor and aroma technologies. Katherine Malmay-Bazemore, chief executive officer of VAC said: “Microanalytics has for years performed excellent work in off-odor identification due to the dedicated group of individuals and their technical skills and assets. These include specialized odor testing kits and equipment. We are excited to bring them under the Volatile brand where they compliment VAC’s existing offerings of business acumen, claims support, and scientific expertise. Together we bring an end-to-end solution for the specialized chemistry issues and opportunities that comprise odor, flavor, and aroma.”

Commenting on the finalization of the sale, MOCON’s chief operating officer Don DeMorett said, “We are pleased to complete the transition of our Microanalytics business to VAC. VAC will be an excellent fit for this business and we believe our customers will experience the same high quality service and support for their odor and aroma identification and consulting needs that they enjoyed with MOCON.” DeMorett added, “We believe this decision aligns with our overall corporate strategy, allowing us greater opportunity to focus on our core business of materials and microbial testing.”

About MOCON

MOCON is a leading provider of detectors, instruments, systems and consulting services to research laboratories, production facilities, and quality control and safety departments in the medical, pharmaceutical, food and beverage, packaging, environmental, oil and gas and other industries worldwide. See www.mocon.com for more information. MOCON's shares are traded on the NASDAQ Global Market System under the symbol MOCO. MOCON is a registered trademark of MOCON, Inc.; other trademarks are those of their respective holders.

About Volatile Analysis Corporation

VAC, located in the Huntsville, Alabama metropolitan area, is a leader in analytical chemistry services involving volatile chemicals and associated odor/aroma, and flavor. VAC operates a research division located on the world renowned HudsonAlpha Institute for Biotechnology Campus. VAC develops technologies and protocols in the fields of disease detection, food safety, and genetics that are based on volatile chemicals. See www.volatileanalysis.com for more information.

Press inquiries can be directed to:

Jeremy Cummings at Info@volatileanalysis.com